THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES THAT PRIOR TO THE DATE (THE "RESALE DATE") WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

                   VISUAL BIBLE INTERNATIONAL, INC.
(a corporation existing under the laws of the State of Florida,
                      United States of America)


                              DEBENTURE
                       (the "B Unit Debenture")

        1.      This B Unit Debenture is executed by Visual Bible
International, Inc. (the "Corporation") on the ____ day of
_____________, 2003 (the "Effective Date").

        2. The Corporation for value received acknowledges itself indebted to and hereby covenants to pay to _______________________________________________________ (hereinafter called the "Lender") at
_________________________________________________________________ or
at such other address designated by the Lender from time to time, the principal sum (the "Principal Amount") of
_____________________________________________________________________
United States Dollars (US$______________________), together with interest (the "Interest") on the Principal Amount outstanding from time to time at the rate of 15% per annum calculated on the basis of a 365 day year and compounded annually. Such Interest shall accrue on the outstanding Principal Amount from the Effective Date until the date on which the Principal Amount has been repaid in full. Repayment of the outstanding Principal Amount and the Interest thereon will be undertaken by the Corporation in the manner described in paragraph 6 below.

        3. This is one of a series of debentures (collectively, the "B Unit Debentures") to be issued by the Corporation to purchasers thereof (collectively, the "Holders") in connection with a financing (the "B Unit Financing") in an aggregate principal amount of up to Eight Million Five Hundred Thousand United States Dollars (US$8,500,000.00). The aggregate Principal Amount under the B Unit Debentures shall be collectively referred to herein as the "B Unit Financing Proceeds".

        4. The Corporation hereby represents, warrants and covenants with the Lender as set forth in this paragraph 4 (the "Representations"). The Representations shall be true and correct on and as of the Effective Date and shall survive the execution of this Debenture. The Representations are as follows:

         (a) The B Unit Financing Proceeds are expected to be used as follows: (i) US$300,000 for legal and accounting fees and other costs associated with the B Unit Financing; (ii) US$300,000 for certain costs associated with the pre-production by the Corporation of the Gospel of Mark (the "Mark Production"); (iii) US$250,000 for certain costs associated with the production by the Corporation of the Gospel of John (the "Production"); (iv) US$3,500,000 for certain marketing and advertising costs associated with the Production; and (v) the remaining B Unit Financing Proceeds for general corporate purposes.

         (b) The Corporation shall engage, and at all times while the Principal Amount, Interest and B Unit Accrued Royalties (defined below) remain unpaid, shall utilize the services of one or more fulfillment corporations (each, a "Fulfillment Corporation") to handle, process, account for and collect all proceeds from all direct market orders received for all double video/DVD units and/or any other audio visual medium, whether currently existing or developed in the future (collectively, the "DVD Units"), of the Production from United States and Canadian sources. In the event that the Corporation engages the services of more than one Fulfillment Corporation, the Corporation will negotiate in good faith with the Holders of the B Unit Debentures regarding the implementation of a trust or other suitable arrangement pursuant to which the payments due hereunder will be administered.

         (c) The Corporation lawfully owns and will continue to lawfully own, subject solely to encumbrances under the Existing Security Documents (as defined below), and is and will be lawfully in the possession of, all the property necessary for Corporation to carry on its business operations in substantially the same manner as conducted on the Effective Date.

         (d) The Corporation will maintain its corporate existence, and it will carry on and conduct its business in a manner substantially consistent with manner in which it conducts its business on the Effective Date.

         (e) The Corporation will comply in all material respects with all laws, rules, governmental restrictions and regulations applicable to it and it will obtain and maintain in good standing all leases, licences, permits and approvals from any and all governments, governmental commissions, boards or agencies required in respect of its operations.

         (f) The Corporation will fulfill all covenants and obligations hereunder including the obligation to make the payments of the Principal Amount, Interest and B Unit Royalties in the manner required hereunder.

         (g) From and after payment in full of all principal and interest outstanding under the A Unit Debentures (as hereinafter defined), the direct market sale price of the DVD Units will not be reduced below US$39.95 without the prior approval of the Holders of a majority (based upon the original principal amounts of the B Unit Debentures which gave rise to the B Unit Financing Proceeds) of the B Unit Debentures. From and after payment in full of all principal and interest outstanding under the A Unit Debentures, in the event that the Corporation produces a product containing the Production on a medium other than a DVD Unit and such product is sold through direct market sales in the United States or Canada, such product shall not be sold for less than US$39.95 without the consent of a majority (based upon the original principal amounts of the B Unit Debentures which gave rise to the B Unit Financing Proceeds) of the B Unit Debentures.

         (h) Other than contracts and agreements necessary for the completion of the B Unit Financing, from and after payment in full of all principal and interest outstanding under the A Unit Debentures, the Corporation shall not execute any future contract or agreement that would obligate the Corporation to pay any amount from the direct market sales of the DVD Units to United States or Canadian purchasers unless such obligation is approved by the Holders of a majority (based upon the original principal amounts of the B Unit Debentures which gave rise to the B Unit Financing Proceeds) of the B Unit Debentures.

         (i) Unless otherwise determined by the holders of the A Unit Debentures in the manner required thereunder, prior to a date which is twenty four (24) months from the Effective Date (the "Restriction Period"), the Corporation shall not, without the approval by the Holders of a majority (based upon the original principal amounts of the B Unit Debentures which gave rise to the B Unit Financing Proceeds) of the B Unit Debentures, sell, transfer or otherwise dispose of all or any of its rights and interests in and to the Production (the "Ownership Rights").

        5.      B Unit Royalty Payments.

         (a) Following the time at which the Corporation has paid an amount equal to the Maximum Principal Amounts (as defined under the A Unit Debentures), whether such payment is in the form of Existing Principal, Interest or Royalties (each as defined under the A Unit Debentures), to the those parties (the "A Unit Debenture Holders") holding those certain existing debentures (the "A Unit Debentures") issued by the Corporation (the "B Unit Royalty Condition"), then Lender shall become entitled to Lender's pro rata portion of the B Unit Royalties. Prior to satisfaction of the B Unit Royalty Condition, there shall be no entitlement to the B Unit Royalties and the B Unit Royalties shall not accrue or be paid. Commencing upon the satisfaction of the B Unit Royalty Condition, the "B Unit Royalties" shall consist, in the aggregate, of five percent (5%) of: (i) the gross proceeds, net of returns and any sales or similar taxes payable on account thereof, received as a result of any and all commercial exploitation, exclusive of any revenues generated as a result of any theatrical release, derived from the Production, including but not limited to sales of DVD Units sold to United States or Canadian purchasers thereof; and (ii) the actual amount of revenue to which the Corporation is entitled from any and all commercial exploitation of the Production, net of returns and any sales or similar taxes payable on account thereof and exclusive of any revenues to which the Corporation may be entitled as a result of any theatrical release of the Production, sold to parties other than a Unites States or Canadian purchaser thereof.

         (b)    The Corporation shall cause payment of the B Unit
Royalties as follows:

                (1) The B Unit Royalties shall not be paid to the Holders, but shall instead accrue (the "B Unit Accrued Royalties") from and after the satisfaction of the B Unit Royalty Condition until the date on which all outstanding amounts of Existing Principal, Interest and Accrued Royalties (each as defined in the A Unit Debentures) have been paid (the "A Unit Repayment Date") to the A Unit Debenture Holders. The B Unit Accrued Royalties will be paid from the B Unit Repayment Proceeds and the Additional B Unit Repayment Proceeds (each as defined below) pursuant to paragraph 6. From and after the A Unit Repayment Date, the B Unit Royalties shall no longer accrue, but shall be paid to the Holders as described below. The amount of the B Unit Royalties payable by the Corporation to the Holders shall not exceed the amount of gross proceeds received by the Corporation from the sale of the B Units (the "B Unit Royalties Maximum") and at such time as the B Unit Royalty Maximum has been paid to the Holders, the obligation upon the Corporation to pay the B Unit Royalties shall cease.

                (2) The Corporation agrees that it will promptly cause the Fulfillment Corporation utilized by the Corporation in connection with the direct market sales of the DVD Units to United States and Canadian purchasers to execute an irrevocable instruction in the form attached hereto as Exhibit 5.(b)(2) (the "B Unit Royalty Instruction Letter").

                (3) As soon as practicable, but in no event later than two (2) days following the A Unit Repayment Date, the Corporation shall deliver to the Fulfillment Corporation
        (i) the Schedule A (certified by the Chief Executive Officer or the Chief Financial Officer of the Corporation (each, a "Responsible Officer")) to the B Unit Royalty Instruction Letter and (y) a written notice (the "B Unit Royalty Notice") directing the Fulfillment Corporation to segregate a portion of the proceeds derived from the sale of each DVD Unit to United States or Canadian purchasers in an amount equal to 5.0% (the "5.0% Retained Portion") of the gross proceeds (net of returns and sales or other similar taxes payable thereon) resulting from each such DVD Unit sale. In the event that proceeds of any such sale are in Canadian Dollars, such proceeds shall be converted by the Fulfillment Corporation into United States Dollars. The 5.0% Retained Portion is not related to the B Unit Repayment Proceeds or the B Unit Additional Repayment Proceeds which are separately required to be segregated pursuant to paragraph 6 hereof.

                (4)     The Schedule A to the B Unit Royalty
        Instruction Letter shall set forth: (i) each Holder's name and address; and (ii) each Holder's Pro Rata Percentage. Each Holder's "Pro Rata Percentage" shall equal the quotient resulting from the division of: (x) the Principal Amount under a particular Holder's B Unit Debenture by (y) the B Unit Financing Proceeds. The Corporation shall deliver to the Fulfillment Corporation a revised Schedule A (certified by a Responsible Officer) to the B Unit Royalty Instruction Letter as soon as possible following any and all changes in ownership of the B Unit Debentures or changes in the number of B Unit Debentures outstanding.

                (5) Each Holder shall be paid an amount (each, a "Monthly Fulfillment Payment") equal to the 5% Retained Portion multiplied by such Holder's Pro Rata Percentage not later than the tenth day of each month following the immediately preceding month if the Fulfillment Corporation received any proceeds derived from the sale of any DVD Unit to United States or Canadian purchasers in such immediately preceding month.

                (6) In addition to the Monthly Fulfillment Payment, the Corporation shall, not later than the tenth day of each month following the immediately preceding month if the Corporation received any B Unit Royalties in such immediately preceding month, pay Lender therefrom an amount (each, an "Additional Royalties Payment") equal to such B Unit Royalties multiplied by Lender's Pro Rata Percentage. The Corporation shall provide the Fulfillment Corporation prompt notice of all Additional Royalties Payments.

                (7) The Corporation and Lender acknowledge and agree that, subject to the provisions hereof, the B Unit Royalties shall continue to be paid by or on behalf of the Corporation until such time as the Maximum B Unit Royalty has been paid by or on behalf of the Corporation, and if the Corporation sells all or substantially all of its assets or merges or otherwise combines with another entity (an "Acquiring Entity"), as a condition to the closing of such transaction, the Corporation will cause such Acquiring Entity to acknowledge and agree to be bound by all of the Corporation's obligations hereunder.

        6.      Payments of Principal Amounts, Interest and B Unit
Accrued Royalties.

         (a) The Corporation agrees that all sales of DVD Units to United States and Canadian purchasers will be undertaken by the Corporation on a direct market basis through one Fulfillment Corporation at all times when any Principal Amount, accrued but unpaid Interest or B Unit Accrued Royalties remain outstanding. The Corporation agrees that it will promptly cause the Fulfillment Corporation to execute an irrevocable instruction in the form attached hereto as Exhibit 6.(a) (the "B Unit Debenture Instruction Letter"). The Corporation shall deliver to the Fulfillment Corporation the Schedule A (certified by a Responsible Officer) to the B Unit Debenture Instruction Letter no later than two (2) days after the receipt of notice from the Fulfillment Corporation that a DVD Unit was sold by the Fulfillment Corporation. Schedule A to the B Unit Debenture Instruction Letter shall set forth: (i) the name and address of each Holder; (ii) the Principal Amount of each Holder's B Unit Debenture; and (iii) each Holder's Pro Rata Percentage. As soon a practicable, but in no event later than two
(2) days following the date on which the Corporation has paid an amount equal to the Maximum Principal Amounts (as defined under the A Unit Debentures), whether such payment is in the form of Existing Principal, Interest or Royalties (each as defined under the A Unit Debentures), to the A Unit Debenture Holders (the "A Unit Recoupment Date"), the Corporation shall deliver to the Fulfillment Corporation a notice that the A Unit Recoupment Date has occurred (the "A Unit Recoupment Notice"). As soon as practicable, but in no event later than two (2) days following the A Unit Repayment Date, the Corporation shall deliver to the Fulfillment Corporation: (x) the Schedule B (certified by a Responsible Officer) to the B Unit Debenture Instruction Letter; and (y) a notice that the A Unit Repayment Date has occurred (the "A Unit Repayment Notice"). The Schedule B to the B Unit Debenture Instruction Letter shall set forth each Holder's: (a) outstanding Principal Amount; (b) accrued but unpaid Interest; and (c) B Unit Pro Rata Accrued Royalty (as hereinafter defined). Each Holder's "B Unit Pro Rata Accrued Royalty" shall equal the aggregate amount of the B Unit Accrued Royalties multiplied by such Holder's Pro Rata Percentage. The Corporation shall deliver to the Fulfillment Corporation a revised Schedule A (certified by a Responsible Officer) and a revised Schedule B (certified by a Responsible Officer) to the B Unit Debenture Instruction Letter as soon as possible following any and all changes in ownership of the B Unit Debentures or changes in the number of B Unit Debentures outstanding following the initial delivery of the applicable schedule.

         (b) Repayments of the outstanding Principal Amount and payments of Interest and the Lender's B Unit Pro Rata Accrued Royalty will be made by the Corporation from the B Unit Repayment Proceeds and from the B Unit Additional Repayment Proceeds (each as defined below). Such repayments shall be made pro rata to Lender (each a "Payment") in amounts determined by multiplying the B Unit Repayment Proceeds or the B Unit Additional Repayment Proceeds, as applicable, by the Lender's Pro Rata Percentage. The Payments shall be applied in the following order of priority:

                (1)     first, toward the outstanding Principal Amount;

                (2)     second, toward the accrued and unpaid
        Interest due hereunder; and

                (3)     third,  toward Lender's B Unit Pro Rata
        Accrued Royalty.

         (c) Pursuant to the B Unit Debenture Instruction Letter, the Corporation agrees to cause the Fulfillment Corporation utilized by the Corporation in connection with direct market sales of the DVD Units to United States or Canadian purchasers to segregate a variable portion (the "B Unit Repayment Proceeds") of the gross proceeds, net of returns and any sales or similar taxes payable on account thereof, received by the Fulfillment Corporation from United States and Canada direct market sales of the DVD Units (the Gross Proceeds") in amounts equal to: (i) six percent (6%) of Gross Proceeds for sales of DVD Units up to the sale of 120,000 of such DVD Units; (ii) nine percent (9%) of Gross Proceeds for sales of DVD Units from the sale of 120,001 to 250,000 of such DVD Units; (iii) fifteen percent (15%) of Gross Proceeds for sales of DVD Units until the receipt by the Fulfillment Corporation of the A Unit Recoupment Notice; (iv) thirty five percent (35%) of Gross Proceeds for sales of DVD Units from the receipt of the A Unit Recoupment Notice until the date (the "B Unit Recoupment Date") that the Holders receive an aggregate amount equal to the aggregate amount of the Principal Amounts under the B Unit Debentures, whether such payment is in the form of outstanding Principal Amounts, Interest or B Unit Royalties;
(v) zero percent (0%) from the B Unit Recoupment Date until receipt by the Fulfillment Corporation of the A Unit Repayment Notice (the "Trigger Date"); and (vi) twenty five percent (25%) of Gross Proceeds (the "25% Retained Portion") for sales of DVD Units from the Trigger Date until such time as any and all amounts of accrued but unpaid Interest and the B Unit Accrued Royalties due under the B Unit Debentures have been paid in full (the "B Unit Repayment Date"). In the event that the segregated proceeds are in Canadian Dollars, such proceeds shall be converted by the Fulfillment Corporation into United States Dollars.

         (d) Pursuant to the B Unit Debenture Instruction Letter, the Corporation shall cause the Fulfillment Corporation to make Payments not later than the tenth day of each month following the immediately preceding month if the Fulfillment Corporation received any B Unit Repayment Proceeds in such immediately preceding month, and the Payments shall continue to be made until the payment in full in United States dollars of the outstanding Principal Amount, Interest and the B Unit Pro Rata Accrued Royalty outstanding hereunder.

         (e) In addition to and not in lieu of the Payments made by the Fulfillment Corporation, until the A Unit Repayment Date, in the event that the Corporation is not prohibited from doing so under any documents existing as of August 15, 2003 (the "Existing Security Documents"), as well as any supplements thereto executed by the Corporation and the secured creditors under the Existing Security Documents (the "Existing Secured Creditors"), the Corporation shall segregate (in a separate account established by the Corporation for this purpose) an amount (the "B Unit Additional Repayment Proceeds") equal to twelve and one half percent (12.5%) (the "Additional Percentage") of: (i) the gross proceeds, net of returns and any sales or similar taxes payable on account thereof, received by the Corporation from the exploitation of the Production from all sources other than in the United States and Canada, provided that such B Unit Additional Repayment Proceeds shall not include any proceeds derived from theatrical releases; and (ii) the gross proceeds, net of returns and any sales or similar taxes payable on account thereof received by the Corporation, or any intermediary acting on directions from the Corporation, from any and all commercial exploitation of the Production in the United States or Canada other than the direct market sale of DVD Units, provided that such B Unit Additional Repayment Proceeds shall not include any proceeds derived from theatrical releases. Immediately following the A Unit Repayment Date, until the B Unit Repayment Date, the Additional Percentage shall be increased to twenty five percent (25%). The Corporation shall cease segregating the B Unit Additional Repayment Proceeds on the B Unit Repayment Date.

         (f) The Corporation shall, not later than the tenth day of each month following the immediately preceding month if the Corporation received any B Unit Additional Repayment Proceeds in such immediately preceding month, pay Lender therefrom an amount equal to the B Unit Additional Repayment Proceeds multiplied by Lender's Pro Rata Percentage (each such payment to Lender being a "B Unit Additional Proceeds Payment"). The Corporation shall provide the Fulfillment Corporation prompt notice of all B Unit Additional Proceeds Payments.

         (g) In the event that the Corporation fails to pay any amount due to be paid the Lender (a "Deficiency"), then in addition to such other remedies that may be available to the Lender, the Lender shall be entitled to elect to recoup any such Deficiency form revenues generated from any and all subsequent productions (such as, but not limited to, the Mark Production) undertaken by the Corporation.

         (h) If not sooner paid pursuant to the terms hereof, the outstanding Principal Amount and accrued and unpaid Interest shall be due and payable in United States dollars in full on October 15, 2005 (the "Maturity Date"). Notwithstanding the foregoing, in the event that the Corporation sells, transfers or otherwise disposes of all of its Ownership Rights, the Maturity Date shall be accelerated to a date coincident with the date of transfer by the Corporation of such Ownership Rights.

         (i) Notwithstanding anything contained or inferred in this B Unit Debenture to the contrary, the outstanding Principal
Amount may be prepaid by the Corporation, in whole or in part, at any time and from time to time without premium or penalty.

         (j) Upon payment in full by the Corporation of the outstanding Principal Amount and any and all amounts of accrued and unpaid Interest due hereunder, this B Unit Debenture shall automatically be cancelled and shall no longer be of any force or effect notwithstanding the actual cancellation hereof; provided however, that notwithstanding the foregoing, the Corporation acknowledges and agrees that this B Unit Debenture shall, until such time as the Maximum B Unit Royalty is paid in full, remain in full force and effect solely to evidence the obligation upon the Corporation (or any successor to the Corporation by merger or otherwise) to pay or cause the B Unit Royalties to be paid and to set forth the terms and conditions of the Corporation's payment obligations with respect to the B Unit Royalties.

        7. This B Unit Debenture is executed and delivered in accordance with a commercial transaction described in a certain B
Unit Subscription Agreement (the "B Unit Subscription Agreement") between Lender and the Corporation, the terms of which are incorporated herein by this reference.

        8. As security for the payment of the amounts owing under this B Unit Debenture, the Corporation, Visual Bible (Canada) Inc. ("Visual Canada") and The Book of John, Inc. ("BOJ") have delivered or will cause to be delivered, as soon as reasonably practical after receipt of the Consent (as hereinafter defined), to all of the Lenders under all of the B Unit Debentures certain security agreements (collectively, the "B Unit Security Agreements) of even date herewith, on certain assets of the Corporation, Visual Canada and BOJ (the "Encumbered Assets"). The B Unit Security Agreements consist of a version to be utilized in connection with United States law (the "United States Security Agreement") and a version to be utilized in connection with Canadian law (the "Canadian Security Agreement"). The delivery of the B Unit Security Agreements and performance by the Corporation under the United States Security Agreement and the Canadian Security Agreement are subject to receipt of the consent (the "Consent") of the holders of the Existing Security Interests (as hereinafter defined). Subject to the receipt of the Consent, the Corporation hereby grants to all B Unit Lenders under the B Unit Debentures a continuing security interest in the Encumbered Assets (the "B Unit Security Interest"), as security for the payment of the B Unit Debentures, which B Unit Security Interest shall be enforceable and subject to all the provisions of the B Unit Debentures, as if such Encumbered Assets were specifically pledged hereunder, provided that the B Unit Security Interest is junior, inferior and subordinate to each and every currently existing security interest (the "Existing Security Interests") as to the Secured Assets granted by the Corporation, Visual Canada and BOJ under the security documents (the "Existing Security Agreements") related thereto. A schedule of the Existing Security Agreements is attached hereto Exhibit 8. After receipt of the Consent, the B Unit Security Interest shall be perfected in such jurisdictions as may be deemed reasonably appropriate by the Holders of a majority (based upon the upon the original principal amounts of the B Unit Debentures which gave rise to the B Unit Financing Proceeds) of the B Unit Debentures. Any action to be taken under the B Unit Security Agreements shall be determined by the procedures set forth therein. In addition, each of Visual Canada and BOJ have, even date herewith, executed a guarantee of the obligations of the Corporation.

        9. ANY ACTION TO BE TAKEN UNDER THIS B UNIT DEBENTURE SHALL BE DETERMINED BY THE HOLDERS OF A MAJORITY (BASED UPON THE ORIGINAL PRINCIPAL AMOUNTS UNDER ALL OF THE B UNIT DEBENTURES WHICH GAVE RISE TO THE B UNIT FINANCING PROCEEDS) OF THE B UNIT DEBENTURES. ACCORDINGLY, AS DETERMINED BY THE HOLDERS OF THE MAJORITY OF THE B UNIT DEBENTURES, THE B UNIT LENDERS MAY, BY NOTICE IN WRITING, WAIVE ANY BREACH BY THE CORPORATION OF ANY OF THE PROVISIONS CONTAINED IN THIS B UNIT DEBENTURE OR ANY DEFAULT BY THE CORPORATION IN THE OBSERVANCE OR PERFORMANCE OF ANY COVENANT OR CONDITION REQUIRED TO BE OBSERVED OR PERFORMED BY THE CORPORATION UNDER THE TERMS OF THIS B UNIT DEBENTURE OR OTHERWISE AMEND THIS B UNIT DEBENTURE.

        10. The Corporation and the Lender acknowledge and agree that, unless otherwise determined by the holders of the A Unit Debentures in the manner required thereunder, any change in the business plan (the "Business Plan") of the Corporation or any successor Corporation (which Business Plan currently anticipates direct market sales of the DVD Units following completion of the Production) or any sale of material assets of the Corporation or any merger or other combination involving the Corporation shall require the consent of the Holders of a majority (based upon the original principal amounts under the B Unit Debentures which gave rise to the B Unit Financing Proceeds) of the B Unit Debentures.

        11. In connection with any breach or default by the Corporation hereunder (a "Default"), the Lender shall provide a written notice of any such Default to Corporation (a "Default Notice"), and Corporation shall have a period of ten (10) days after receipt of a Default Notice in which to cure such Default (the "Cure Period"), provided that if any such Default is of a nature that it cannot be cured within the Cure Period then if Corporation has commenced such cure within the Cure Period and, thereafter, uses its best efforts to cure such Default, the Cure Period shall be extended for such reasonable period of time as is necessary for Corporation to cure such Default. Should the Corporation fail to cure any such Default within in the Cure Period as provided under this paragraph, Lender shall, thereafter, be entitled to pursue any rights or remedies in favor of Lender pursuant hereto. It shall be a default hereunder if Corporation shall become insolvent, make an assignment for the benefit of creditors, call a meeting of creditors to obtain any general financial accommodation, or if any case under any provision of the Bankruptcy Code, or any other bankruptcy, insolvency, moratorium or other similar law, shall be commenced by or against the Corporation, or if a receiver shall be appointed for all or any material portion of the assets of the Corporation and the same shall not have been discharged within thirty (30) days.

        12. THIS B UNIT DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS, RULES OR PRINCIPLES. ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS B UNIT DEBENTURE SHALL BE BROUGHT IN THE COURTS OF NEW YORK COUNTY IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. LENDER AND CORPORATION HEREBY ACCEPT THE EXCLUSIVE JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. LENDER AND CORPORATION HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING RISING OUT OF OR RELATING TO THIS B UNIT DEBENTURE OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF BROUGHT IN ANY OF THE ABOVE DESCRIBED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN NEW YORK COUNTY, NEW YORK, HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        13. If any provision of this B Unit Debenture shall be or shall become illegal or unenforceable in whole or in part, the remaining provisions shall nevertheless be valid, binding and subsisting.

        14. Any communication to be given to the Corporation hereunder may be given by delivering, transmitting by telecopier or mailing the same addressed to the Corporation as indicated hereinafter. Any communication so delivered or transmitted by telecopier shall be conclusively deemed to have been received on delivery or transmittal, as the case may be, or if mailed shall be conclusively deemed to have been received by the Corporation on the third business day following that on which it was mailed. For the purposes hereof the address of the Corporation, until changed by the Corporation by notice in writing to Lender, shall be:

         VISUAL BIBLE INTERNATIONAL, INC.
         c/o Visual Bible (Canada), Inc.
         1235 Bay Street, Suite 300
         Toronto, Ontario
         M5R 3K4
         Telecopier No:  (416) 921-9951
         Attention: Harold Kramer, Executive Vice President and
         Chief Financial Officer

with a copy to:

         Edward H. Gilbert, Esq.
         Edward H. Gilbert, P.A.
         5100 Town Center Circle, Suite 430
         Boca Raton, Florida 33486
         Telecopier No:  (561) 361-9369

        15.     No consent or waiver or amendment of this B Unit
Debenture by the Lender shall be effective unless made in writing and effected pursuant to the provisions of paragraph 9.

        16. This B Unit Debenture and all its provisions shall enure to the benefit of the Lender and its successors and permitted assigns and shall be binding upon the Corporation and its successors and assigns. For the purposes hereof, "successors" includes any corporation resulting from the amalgamation of the Lender with any other party or the amalgamation of the Corporation with any other party. Corporation may not assign any benefit to be derived hereunder to any party other than an Affiliate (as such term is defined under the Securities Act) without the prior written consent of a majority (based upon the original principal amount under all B Unit Debentures which gave rise to the B Unit Financing Proceeds) of the B Unit Debentures.

        17. If Lender retains the services of counsel by reason of default by Corporation to make the payments in the manner required hereunder, all costs of suit and all reasonable attorneys' fees and such other reasonable expenses so incurred by Lender shall be paid by Corporation. If Corporation retains the services of counsel by reason of default by Lender hereunder, all costs of suit and all reasonable attorneys' fees and such other reasonable expenses so incurred by Corporation shall be paid by Lender and may be off set by Corporation against any Principal Amount outstanding hereunder.
                    (Signature Appears Next Page)

        IN WITNESS WHEREOF the Corporation has caused this B Unit
Debenture to be signed by one of its proper officers duly authorized in that behalf on the Effective Date.



                         VISUAL BIBLE INTERNATIONAL, INC.



                         By: /s/ Harold Kramer
                             Harold Kramer, Executive Vice-President
                             and Chief Financial Officer

                           Exhibit 5.(b)(2)

                The B Unit Royalty Instruction Letter

                            Exhibit 6.(a)

               The B Unit Debenture Instruction Letter

                              Exhibit 8

                   The Existing Security Agreements